Exhibit 99.1

News Release

For more information contact:

Media Relations:	Additional Contact:
Britt Zarling	Julie Chariell
Corporate Communications	Investor Relations
Fiserv, Inc.	Fiserv, Inc.
414-526-3107	212-515-0278
britt.zarling@fiserv.com	julie.chariell@fiserv.com

For Immediate Release

Fiserv to Transfer Senior Notes Listings to New York Stock Exchange

BROOKFIELD, Wis.— July 5, 2023 — Fiserv, Inc. (NYSE: FI), a leading global provider of payments and financial services technology solutions, today announced that it is transferring the listings of its 1.125% Senior Notes due 2027, 1.625% Senior Notes due 2030, 2.250% Senior Notes due 2025, 3.000% Senior Notes due 2031 and 4.500% Senior Notes due 2031 to the New York Stock Exchange (NYSE) from the NASDAQ Global Market (NASDAQ). The company expects the Senior Notes to begin trading on the NYSE July 18, 2023, under new tickers, as detailed in the table below. The Senior Notes will continue to trade on NASDAQ until the transfer is complete.

The affected Senior Notes and their trading symbols are as follows:

Title of Each Series	Current Trading Symbol	New Trading Symbol
1.125% Senior Notes due 2027	FISV27	FI27
1.625% Senior Notes due 2030	FISV30	FI30
2.250% Senior Notes due 2025	FISV25	FI25
3.000% Senior Notes due 2031	FISV31	FI31
4.500% Senior Notes due 2031	FISV31A	FI31A

About Fiserv

Fiserv, Inc. (NYSE: FI) aspires to move money and information in a way that moves the world. As a global leader in payments and financial technology, the company helps clients achieve best-in-class results through a commitment to innovation and excellence in areas including account processing and digital banking solutions; card issuer processing and network services; payments; e-commerce; merchant acquiring and processing; and the Clover® cloud-based point of-sale and business management platform. Fiserv is a member of the S&P 500® Index and one of Fortune® World’s Most Admired Companies™. Visit fiserv.com and follow on social media for more information and the latest company news.

FISV-G

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